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                                                                   EXHIBIT 99.1

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NEWS                                                    FOR FURTHER INFORMATION

FOREST OIL CORPORATION                               CONTACT: DONALD H. STEVENS
1600 BROADWAY, SUITE 2200                          VICE PRESIDENT AND TREASURER
DENVER, COLORADO 80202                                           (303) 812-1500

FOR IMMEDIATE RELEASE

                            FOREST OIL CORPORATION UPDATES
                     PRODUCTION FORECAST FOR FIRST QUARTER, 2001

DENVER, COLORADO - MARCH 14, 2001 - Forest Oil Corporation (Forest) (NYSE:FST) today updated its production forecast and underlying assumptions for the first quarter, 2001. We currently assume that average daily production for the first quarter will be between 470 and 480 mmcfe per day which is lower than our previous forecast of 480 to 510 mmcfe per day. First quarter production has been adversely impacted by a number of factors, including temporary pipeline failures and constraints and harsh weather in the Gulf of Mexico, Alaska and Canada.

For the full year 2001, we are not revising our previous assumption that our daily production will be between 510 and 550 mmcfe per day.

Estimates for Forest's future production are based on the assumption that market demand and prices for oil and gas will continue at levels that allow for profitable production of these products. In addition, the production, transportation and marketing of oil and gas and NGLs are complex processes which are subject to disruption due to transportation and processing availability, mechanical failure, human error, meteorological events including, but not limited to, hurricanes, and numerous other factors. These estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Therefore, we can give no assurance that our future production will be as estimated.

This news release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The forward-looking statements provided in this press release are based on management's examination of historical operating trends. Forest cautions that its future natural gas and liquids production revenues and expenses are subject to all of the risks and uncertainties normally incident to the exploration for and development and production and sale of oil and gas. These risks include, but are not limited to, price volatility, inflation or lack of availability of goods and services, environmental risks, drilling risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks as outlined below. Also, the financial results of Forest's foreign operations are subject to currency exchange rate risks. Additional risks are mentioned below in the context of line items most affected by such risks and included in Forest's 2000 Annual Report on Form 10-K as filed with the Securities and Exchange Commission.

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Forest Oil Corporation is engaged in the exploration, development, acquisition, production and marketing of natural gas and crude oil in North America and selected international locations. Forest's principal reserves and producing properties are located in the United States in the Gulf of Mexico, Louisiana, Texas, Alaska and in Canada in Alberta and the Northwest Territories. Forest's common stock trades on the New York Stock Exchange under the symbol FST.

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March 14, 2001